Exhibit 23.1




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Chester Bancorp, Inc.:

         We consent to incorporation by reference in the Registration Statement on Form S-8 of Chester Bancorp, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of Chester Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Chester Bancorp, Inc.


/s/ KPMG LLP
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KPMG LLP
St. Louis, Missouri
August 31, 2000